Exhibit 23.2



Lancer Orthodontics, Inc.
San Marcos, California

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 11, 2003, relating to the consolidated financial statements of Lancer Orthodontics, Inc. appearing in the Company's Annual Report on Form 10-KSB for the year ended May 31, 2003.



BDO Seidman, LLP
Costa Mesa, California
April 23, 2004